Exhibit 99.1

Southern First Reports Results for First Quarter 2022

Greenville, South Carolina, April 26, 2022 – Southern First Bancshares, Inc. (NASDAQ: SFST), holding company for Southern First Bank, today announced its financial results for the three-month period ended March 31, 2022.

“The first quarter represents the strongest loan growth quarter in our company’s history and is a testimony to our exceptional team and the value we provide in our client relationships,” stated Art Seaver, the company’s Chief Executive Officer.

2022 First Quarter Highlights

●	Net income was $8.0 million and diluted earnings per common share were $0.98 for Q1 2022
●	Total loans increased 22% to $2.7 billion at Q1 2022, compared to $2.2 billion at Q1 2021
●	Total deposits increased 20% to $2.7 billion at Q1 2022, compared to $2.3 billion at Q1 2021
●	Net interest margin was stable at 3.37% for Q1 2022
●	Book value per common share increased to $34.90, or 14%, over Q1 2021
●	Early adoption of Current Expected Credit Losses (CECL) standard as of January 1, 2022

	Quarter Ended
	March 31	December 31	September 30	June 30	March 31
	2022	2021	2021	2021	2021
Earnings ($ in thousands, except per share data):
Net income available to common shareholders	$7,970	12,005	14,017	10,323	10,366
Earnings per common share, diluted	0.98	1.49	1.75	1.29	1.31
Total revenue(1)	26,091	26,194	26,411	25,052	27,177
Net interest margin (tax-equivalent)(2)	3.37%	3.35%	3.38%	3.50%	3.60%
Return on average assets(3)	1.10%	1.66%	2.03%	1.61%	1.68%
Return on average equity(3)	11.60%	17.61%	21.67%	16.96%	18.22%
Efficiency ratio(4)	56.28%	56.25%	53.15%	53.87%	52.11%
Noninterest expense to average assets(3)	2.03%	2.06%	2.06%	2.10%	2.30%
Balance Sheet ($ in thousands):
Total loans(5)	$2,660,675	2,489,877	2,389,047	2,254,135	2,183,682
Total deposits	2,708,174	2,563,826	2,433,018	2,310,892	2,258,751
Core deposits(6)	2,541,113	2,479,412	2,367,841	2,220,577	2,161,759
Total assets	3,073,234	2,925,548	2,784,176	2,650,183	2,579,922
Loans to deposits	98.25%	97.12%	98.19%	97.54%	96.68%
Holding Company Capital Ratios(7):
Total risk-based capital ratio	14.37%	14.90%	14.88%	14.98%	14.82%
Tier 1 risk-based capital ratio	12.18%	12.65%	12.59%	12.63%	12.43%
Leverage ratio	10.12%	10.19%	10.20%	10.27%	10.12%
Common equity tier 1 ratio(8)	11.65%	12.09%	12.00%	12.00%	11.79%
Tangible common equity(9)	9.08%	9.50%	9.54%	9.50%	9.28%
Asset Quality Ratios:
Nonperforming assets/ total assets	0.15%	0.17%	0.50%	0.27%	0.30%
Classified assets/tier one capital plus allowance for credit losses	7.83%	12.61%	14.90%	13.36%	14.42%
Loans 30 days or more past due/ loans(5)	0.13%	0.09%	0.49%	0.14%	0.12%
Net charge-offs (recoveries)/average loans(5) (YTD annualized)	0.00%	0.06%	(0.01%)	0.00%	0.07%
Allowance for credit losses/loans(5)	1.24%	1.22%	1.51%	1.86%	1.99%
Allowance for credit losses/nonaccrual loans	726.88%	625.16%	259.95%	619.47%	557.47%

[Footnotes to table located on page 6]

INCOME STATEMENTS – Unaudited

	Quarter Ended
	Mar 31	Dec 31	Sept 30	Jun 30	Mar 31
(in thousands, except per share data)	2022	2021	2021	2021	2021
Interest income
Loans	$23,931	23,661	23,063	22,409	22,465
Investment securities	474	410	355	269	301
Federal funds sold	59	66	68	53	47
Total interest income	24,464	24,137	23,486	22,731	22,813
Interest expense
Deposits	908	900	934	920	1,155
Borrowings	392	380	380	381	385
Total interest expense	1,300	1,280	1,314	1,301	1,540
Net interest income	23,164	22,857	22,172	21,430	21,273
Provision (reversal) for credit losses	1,105	(4,200)	(6,000)	(1,900)	(300)
Net interest income after provision for credit
losses	22,059	27,057	28,172	23,330	21,573
Noninterest income
Mortgage banking income	1,494	1,931	2,829	1,983	4,633
Service fees on deposit accounts	191	200	199	173	185
ATM and debit card income	528	560	542	521	470
Income from bank owned life insurance	315	312	321	331	267
Net lender and referral fees on PPP loans	44	-	-	268	-
Other income	355	334	348	346	349
Total noninterest income	2,927	3,337	4,239	3,622	5,904
Noninterest expense
Compensation and benefits	8,144	7,880	7,468	6,823	6,683
Mortgage production costs	1,649	1,666	1,956	2,264	2,867
Occupancy	1,777	2,079	1,684	1,550	1,637
Other real estate owned (income) expenses	-	-	(3)	1	387
Outside service and data processing costs	1,411	1,256	1,229	1,238	1,142
Insurance	261	342	244	262	301
Professional fees	496	577	561	498	421
Marketing	256	251	240	201	182
Other	691	684	660	658	542
Total noninterest expenses	14,685	14,735	14,039	13,495	14,162
Income before provision for income taxes	10,301	15,659	18,372	13,457	13,315
Income tax expense	2,331	3,654	4,355	3,134	2,949
Net income available to common
shareholders	$7,970	12,005	14,017	10,323	10,366

Earnings per common share – Basic	$1.00	1.52	1.78	1.32	1.33
Earnings per common share – Diluted	0.98	1.49	1.75	1.29	1.31
Basic weighted average common shares	7,932	7,877	7,874	7,848	7,807
Diluted weighted average common shares	8,096	8,057	8,001	7,988	7,941

[Footnotes to table located on page 6]

Net income for the first quarter of 2022 was $8.0 million, or $0.99 per diluted share, a $4.0 million decrease from the fourth quarter of 2021 and a $2.4 million decrease from the first quarter of 2021. The decrease in net income was driven by an increased provision for credit losses due to the early adoption of the new CECL methodology as described below as well as a decrease in net mortgage banking income. Net interest income increased $307 thousand for the first quarter of 2022, compared with the fourth quarter of 2021, and increased $1.9 million, or 8.9%, compared to the first quarter of 2021. The increase in net interest income was driven by $170.8 million of loan growth during the first quarter of 2022.

The provision for credit losses was $1.1 million for the first quarter of 2022, compared to a negative provision of $4.2 million for the fourth quarter of 2021 and a negative provision of $300 thousand for the first quarter of 2021. The provision expense during the first quarter of 2022 was calculated under the new CECL methodology, includes a $1.0 million provision for loan losses and an $80,000 provision for unfunded commitments compared to reversals of provision during the prior year quarters as the economy showed improvement after the onset of the pandemic. In addition, we upgraded $86.4 million of hotel loans during the first quarter of 2022 after observing 12 months of positive financial performance.

Noninterest income totaled $2.9 million for the first quarter of 2022, a $410 thousand decrease from the fourth quarter of 2021 and a $3.0 million decrease from the first quarter of 2021. As the largest component of our noninterest income, mortgage banking income was the driving factor in the change in noninterest income from the prior quarter and the prior year due to lower mortgage origination volume during the past 12 months.

Noninterest expense for the first quarter of 2022 decreased $50 thousand compared with the fourth quarter of 2021 and increased $523 thousand compared with the first quarter of 2021. Compensation and benefits expenses increased from the prior periods due to hiring of new team members, combined with annual salary increases, while outside service and data processing costs increased from the prior quarter and prior year due to increased volume from deposit account and debit card transactions. Partially offsetting these increased costs was a decrease in mortgage production costs due to the lower mortgage origination volume and no other real estate owned activity since the first quarter of 2021.

Our effective tax rate was 22.6% for the first quarter of 2022, 23.3% for the fourth quarter of 2021, and 22.1% for the first quarter of 2021. The reduced tax rate in the first quarter of 2022 relates to the favorable tax impact of equity compensation transactions during the quarter.

NET INTEREST INCOME AND MARGIN - Unaudited

	For the Three Months Ended
	March 31, 2022			December 31, 2021			March 31, 2021
	Average	Income/	Yield/	Average	Income/	Yield/	Average	Income/	Yield/
(dollars in thousands)	Balance	Expense	Rate(3)	Balance	Expense	Rate(3)	Balance	Expense	Rate(3)

Interest-earning assets
Federal funds sold and interest-
bearing deposits	$89,096	$59	0.27%	$138,103	$66	0.19%	$89,522	$47	0.21%
Investment securities, taxable	113,101	425	1.52%	107,181	351	1.30%	85,136	245	1.17%
Investment securities, nontaxable(2)	11,899	64	2.17%	11,695	75	2.56%	11,000	73	2.68%
Loans(10)	2,573,978	23,931	3.77%	2,452,677	23,661	3.83%	2,209,569	22,465	4.12%
Total interest-earning assets	2,788,074	24,479	3.56%	2,709,656	24,153	3.54%	2,395,227	22,830	3.87%
Noninterest-earning assets	152,565			153,284			101,932
Total assets	$2,940,639			$2,862,940			$2,497,159
Interest-bearing liabilities
NOW accounts	$406,054	115	0.11%	$330,067	64	0.08%	$280,737	46	0.07%
Savings & money market	1,242,225	618	0.20%	1,278,930	637	0.20%	1,084,467	586	0.22%
Time deposits	158,720	175	0.45%	155,708	199	0.51%	213,378	523	0.99%
Total interest-bearing deposits	1,806,999	908	0.20%	1,764,705	900	0.20%	1,578,582	1,155	0.30%
FHLB advances and other borrowings	16,626	12	0.29%	-	-	-%	2,809	5	0.72%
Subordinated debentures	36,116	380	4.27%	36,089	380	4.18%	36,008	380	4.28%
Total interest-bearing liabilities	1,859,741	1,300	0.28%	1,800,794	1,280	0.28%	1,617,399	1,540	0.39%
Noninterest-bearing liabilities	802,299			791,700			648,969
Shareholders’ equity	278,600			270,446			230,791
Total liabilities and shareholders’
equity	$2,940,639			$2,862,940			$2,497,159
Net interest spread			3.28%			3.26%			3.48%
Net interest income (tax equivalent) /
margin		$23,179	3.37%		$22,873	3.35%		$21,290	3.60%
Less: tax-equivalent adjustment(2)		15			16			17
Net interest income		$23,164			$22,857			$21,273

[Footnotes to table located on page 6]

Net interest income was $23.2 million for the first quarter of 2022, a $307 thousand increase from the fourth quarter of 2021, resulting primarily from a $327 thousand increase in interest income, on a tax-equivalent basis. While at a lower yield, the $121.3 million growth in average loan balances attributed to the increase in interest income. In comparison to the first quarter of 2021, net interest income increased $1.9 million, resulting primarily from $364.4 million growth in average loan balances during the 2022 period, despite a 35-basis point decrease in loan yield. Our net interest margin, on a tax-equivalent basis, was 3.37% for the first quarter of 2022, a two-basis point increase from 3.35% for the fourth quarter of 2021 and a 23-basis point decrease from 3.60% for the first quarter of 2021. Reduced rates on our interest-earning assets, partially offset by lower costs on our interest-bearing liabilities, resulted in the lower net interest margin during the first quarter of 2022 in comparison to the first quarter of 2021.

BALANCE SHEETS - Unaudited

	Ending Balance
	March 31	December 31	September 30	June 30	March 31
(in thousands, except per share data)	2022	2021	2021	2021	2021
Assets
Cash and cash equivalents:
Cash and due from banks	$20,992	21,770	17,944	17,093	12,621
Federal funds sold	95,093	86,882	47,440	75,327	74,268
Interest-bearing deposits with banks	33,131	58,557	63,149	61,377	68,456
Total cash and cash equivalents	149,216	167,209	128,533	153,797	155,345
Investment securities:
Investment securities available for sale	106,978	120,281	113,802	91,232	92,997
Other investments	4,104	4,021	2,820	2,770	1,770
Total investment securities	111,082	124,302	116,622	94,002	94,767
Mortgage loans held for sale	17,840	13,556	31,641	36,427	57,073
Loans (5)	2,660,675	2,489,877	2,389,047	2,254,135	2,183,682
Less allowance for credit losses	(32,944)	(30,408)	(36,075)	(41,912)	(43,499)
Loans, net	2,627,731	2,459,469	2,352,972	2,212,223	2,140,183
Bank owned life insurance	50,148	49,833	49,521	49,200	48,869
Property and equipment, net	95,129	92,370	78,456	69,193	61,710
Deferred income taxes	10,635	8,397	16,591	25,025	9,813
Other assets	10,859	10,412	9,840	10,316	12,162
Total assets	$3,072,640	2,925,548	2,784,176	2,650,183	2,579,922
Liabilities
Deposits	$2,708,174	2,563,826	2,433,018	2,310,892	2,258,751
Subordinated debentures	36,133	36,106	36,079	36,052	36,025
Other liabilities	49,809	47,715	49,450	51,580	45,624
Total liabilities	2,794,116	2,647,647	2,518,547	2,398,524	2,340,400
Shareholders’ equity
Preferred stock - $.01 par value; 10,000,000 shares
authorized	-	-	-	-	-
Common Stock - $.01 par value; 10,000,000 shares
authorized	80	79	79	79	79
Nonvested restricted stock	(3,425)	(1,435)	(1,469)	(1,173)	(1,075)
Additional paid-in capital	117,286	114,226	113,501	112,604	111,181
Accumulated other comprehensive income (loss)	(6,393)	(740)	(248)	400	(90)
Retained earnings	170,976	165,771	153,766	139,749	129,427
Total shareholders’ equity	278,524	277,901	265,629	251,659	239,522
Total liabilities and shareholders’ equity	$3,072,640	2,925,548	2,784,176	2,650,183	2,579,922
Common Stock
Book value per common share	$34.90	35.07	33.57	31.86	30.58
Stock price:
High	65.02	64.73	53.50	55.26	54.09
Low	50.84	52.73	48.62	47.61	35.15
Period end	50.84	62.49	53.50	51.16	46.88
Common shares outstanding	7,981	7,925	7,913	7,900	7,853

[Footnotes to table located on page 6]

ASSET QUALITY MEASURES - Unaudited

	Quarter Ended
	March 31	December 31	September 30	June 30	March 31
(dollars in thousands)	2022	2021	2021	2021	2021
Nonperforming Assets
Commercial
Owner occupied RE	$-	-	-	-	-
Non-owner occupied RE	265	270	7,400	1,048	1,127
Construction	-	-	-	-	135
Commercial business	-	-	1,469	37	190
Consumer
Real estate	739	989	1,461	2,372	2,762
Home equity	815	653	818	426	439
Construction	-	-	-	-	-
Other	-	-	-	-	-
Nonaccruing troubled debt restructurings	2,713	2,952	2,730	2,883	3,150
Total nonaccrual loans	4,532	4,864	13,878	6,766	7,803
Other real estate owned	-	-	-	366	-
Total nonperforming assets	$4,532	4,864	13,878	7,132	7,803
Nonperforming assets as a percentage of:
Total assets	0.15%	0.17%	0.50%	0.27%	0.30%
Total loans	0.17%	0.20%	0.58%	0.32%	0.36%
Accruing troubled debt restructurings (TDRs)	$3,241	3,299	4,044	4,622	4,379
Classified assets/tier 1 capital plus allowance for credit
losses	7.83%	12.61%	14.90%	13.36%	14.42%

	Quarter Ended
	March 31	December 31	September 30	June 30	March 31
(dollars in thousands)	2022	2021	2021	2021	2021
Allowance for Credit Losses
Balance, beginning of period	$30,408	36,075	41,912	43,499	44,149
CECL adjustment	1,500	-	-	-	-
Loans charged-off	(169)	(1,509)	(243)	(8)	(406)
Recoveries of loans previously charged-off	180	42	406	321	56
Net loans charged-off	11	(1,467)	163	313	(350)
Provision for credit losses	1,025	(4,200)	(6,000)	(1,900)	(300)
Balance, end of period	$32,944	30,408	36,075	41,912	43,499
Allowance for credit losses to gross loans	1.24%	1.22%	1.51%	1.86%	1.99%
Allowance for credit losses to nonaccrual loans	726.88%	625.22%	259.95%	619.47%	557.47%
Net charge-offs to average loans QTD (annualized)	0.00%	0.24%	(0.03%)	(0.06%)	0.07%

Total nonperforming assets decreased by $332 thousand to $4.5 million for the first quarter of 2022, representing 0.15% of total assets, compared to 0.17% in the fourth quarter of 2021. The allowance for credit losses as a percentage of nonaccrual loans was 726.9% on March 31, 2022, compared to 625.2% on December 31, 2021 and 557.5% on March 31, 2021. During the first quarter of 2022, our classified asset ratio improved to 7.83% as a result of five, or $14.1 million in the aggregate, hotel loans we upgraded from substandard after observing 12 months of positive financial performance following the pandemic.

Effective January 1, 2022, we early adopted the Current Expected Credit Loss (“CECL”) methodology for estimating credit losses, which resulted in an increase of $1.5 million to our allowance for credit losses and an increase of $2.0 million to our reserve for unfunded commitments. The tax-effected impact of these two items totaled $2.8 million and was recorded as an adjustment to our retained earnings as of January 1, 2022.

On March 31, 2022, the allowance for credit losses was $32.9 million, or 1.24% of total loans, compared to $30.4 million, or 1.22% of total loans, at December 31, 2021 and $43.5 million, or 1.99% of total loans, at March 31, 2021. We had net recoveries of $11 thousand, for the first quarter of 2022 compared to net charge-offs of $1.5 million, or 0.24% annualized, for the fourth quarter of 2021. Net charge-offs were $350 thousand for the first quarter of 2021. There was a provision for credit losses of $1.1 million for the first quarter of 2022 compared to a provision reversal of $4.2 million for the fourth quarter of 2021 and a reversal of $300 thousand for the first quarter of 2021. The provision for the quarter ended March 31, 2022 was recorded using the new CECL methodology and reflected the impact of $86.4 million of hotel loans which were upgraded during the first quarter after observation of 12 months of positive financial performance following the recent pandemic.

LOAN COMPOSITION - Unaudited

	Quarter Ended
	March 31	December 31	September 30	June 30	March 31
(dollars in thousands)	2022	2021	2021	2021	2021
Commercial
Owner occupied RE	$527,776	488,965	470,614	452,130	448,505
Non-owner occupied RE	705,811	666,833	628,521	600,094	584,187
Construction	75,015	64,425	87,892	60,786	51,996
Business	352,932	333,049	307,969	307,933	303,895
Total commercial loans	1,661,534	1,553,272	1,494,996	1,420,943	1,388,583
Consumer
Real estate	745,667	694,401	648,276	605,026	574,541
Home equity	155,678	154,839	155,049	149,789	154,157
Construction	72,627	59,846	57,419	48,077	44,170
Other	25,169	27,519	33,307	30,300	22,231
Total consumer loans	999,141	936,605	894,051	833,192	795,099
Total gross loans, net of deferred fees	2,660,675	2,489,877	2,389,047	2,254,135	2,183,682
Less—allowance for credit losses	(32,944)	(30,408)	(36,075)	(41,912)	(43,499)
Total loans, net	$2,627,731	2,459,469	2,352,972	2,212,223	2,140,183

DEPOSIT COMPOSITION - Unaudited

	Quarter Ended
	March 31	December 31	September 30	June 30	March 31
(dollars in thousands)	2022	2021	2021	2021	2021
Non-interest bearing	$779,262	768,650	720,444	658,758	677,282
Interest bearing:
NOW accounts	416,322	401,788	331,167	316,744	304,530
Money market accounts	1,238,866	1,201,099	1,188,666	1,136,315	1,064,659
Savings	41,630	39,696	34,018	33,442	31,589
Time, less than $100,000	24,484	26,099	28,469	29,179	31,856
Time and out-of-market deposits, $100,000 and over	207,610	126,494	130,254	136,454	148,835
Total deposits	$2,708,174	2,563,826	2,433,018	2,310,892	2,258,751

Footnotes to tables:

(1) Total revenue is the sum of net interest income and noninterest income.

(2) The tax-equivalent adjustment to net interest income adjusts the yield for assets earning tax-exempt income to a comparable yield on a taxable basis.

(3) Annualized for the respective three-month period.

(4) Noninterest expense divided by the sum of net interest income and noninterest income.

(5) Excludes mortgage loans held for sale.

(6) Excludes out of market deposits and time deposits greater than $250,000.

(7) March 31, 2022 ratios are preliminary.

(8) The common equity tier 1 ratio is calculated as the sum of common equity divided by risk-weighted assets.

(9) The tangible common equity ratio is calculated as total equity less preferred stock divided by total assets.

(10) Includes mortgage loans held for sale.

ABOUT SOUTHERN FIRST BANCSHARES

Southern First Bancshares, Inc., Greenville, South Carolina is a registered bank holding company incorporated under the laws of South Carolina. The company’s wholly-owned subsidiary, Southern First Bank, is the largest bank headquartered in South Carolina. Southern First Bank has been providing financial services since 1999 and now operates in 12 locations in the Greenville, Columbia, and Charleston markets of South Carolina as well as the Charlotte, Triangle and Triad regions of North Carolina and Atlanta, Georgia. Southern First Bancshares has consolidated assets of approximately $3.1 billion and its common stock is traded on The NASDAQ Global Market under the symbol “SFST.” More information can be found at www.southernfirst.com.

FORWARD-LOOKING STATEMENTS

Certain statements in this news release contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to future plans and expectations, and are thus prospective. Such forward-looking statements are identified by words such as “believe,” “expect,” “anticipate,” “estimate,” “intend,” “plan,” “target,” and “project,” as well as similar expressions. Such statements are subject to risks, uncertainties, and other factors which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Although we believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove to be inaccurate. Therefore, we can give no assurance that the results contemplated in the forward-looking statements will be realized. The inclusion of this forward-looking information should not be construed as a representation by our company or any person that the future events, plans, or expectations contemplated by our company will be achieved.

The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements: (1) competitive pressures among depository and other financial institutions may increase significantly and have an effect on pricing, spending, third-party relationships and revenues; (2) the strength of the United States economy in general and the strength of the local economies in which the company conducts operations may be different than expected; (3) the rate of delinquencies and amounts of charge-offs, the level of allowance for credit loss, the rates of loan growth, or adverse changes in asset quality in our loan portfolio, which may result in increased credit risk-related losses and expenses; (4) changes in legislation, regulation, policies, or administrative practices, whether by judicial, governmental, or legislative action, including, but not limited to, changes affecting oversight of the financial services industry or consumer protection; (5) the impact of changes to the U.S. presidential administration and Congress on the regulatory landscape and capital markets; (6) adverse conditions in the stock market, the public debt market and other capital markets (including changes in interest rate conditions) could have a negative impact on the company; (7) changes in interest rates, which may affect the company’s net income, interest expense, prepayment penalty income, mortgage banking income, and other future cash flows, or the market value of the company’s assets, including its investment securities; and (8) changes in accounting principles, policies, practices, or guidelines. Additional factors that could cause our results to differ materially from those described in the forward-looking statements can be found in our reports (such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K) filed with the SEC and available at the SEC’s Internet site (http://www.sec.gov). All subsequent written and oral forward-looking statements concerning the company or any person acting on its behalf is expressly qualified in its entirety by the cautionary statements above. We do not undertake any obligation to update any forward-looking statement to reflect circumstances or events that occur after the date the forward-looking statements are made, except as required by law.

FINANCIAL CONTACT: MIKE DOWLING 864-679-9070

MEDIA CONTACT: ART SEAVER 864-679-9010

WEB SITE: www.southernfirst.com